Exhibit 3.151

CERTIFICATE OF FORMATION

OF

BRANDYWINE GREENTREE V, LLC

1.   The name of the limited liability company is Brandywine Greentree V, LLC.

2.   The address of its registered office in the State of Delaware and New Castle County shall be 1313 North Market Street, Suite 5100, Wilmington, Delaware 19801. The registered agent at such address shall be PHS Corporate Services, Inc.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of Brandywine Greentree V, LLC effective as of this 14th day of July, 2004.

Heather L. Reid
Authorized Person